Exhibit 10.2
HNI Corporation 2017 Stock-Based Compensation Plan:
Stock Option Award Agreement

Congratulations on your selection as a Participant who will receive an option grant under the HNI Corporation 2017 Stock-Based Compensation Plan. This Award Agreement (this “Agreement”) provides a brief summary of your rights under the Plan. Capitalized terms found but not defined in this Agreement are defined in the Plan.

The Plan provides complete details of all of your rights under the Plan and this Agreement, as well as all of the conditions and limitations affecting your rights. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement.

The option granted to you under this Agreement is a non-statutory stock option.

Overview of Your Stock Option

1.	Number of Shares Granted under this Option:

2.	Date of Grant:

3.	Exercise Price:

4.	Vesting of Options: Subject to the terms of Section 8 below, 100% or any portion of the Shares covered by this option may be purchased on or after _______________.

5.	Method of Exercise and Payment: Participant may exercise this option by contacting Fidelity Stock Plan Services, selecting the exercise method and authorizing the exercise.

6.	Expiration Date of Option:

7.	Non-Transferability of Options:

(a)
As explained in the next paragraph, during your lifetime the options shall be exercised only by you. No assignment or transfer of options, whether voluntary or involuntary, by operation of law or otherwise, can be made except by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation.

(b)
Notwithstanding the preceding paragraph, you may transfer your option rights to one or more family members (as such term is used in the Plan) or to one or more trusts established solely for the benefit of one or more family members or to one or more partnerships in which the only partners are family members; provided, however, that (i) no such transfer shall be effective unless you deliver reasonable prior notice thereof to the Corporation and such transfer is thereafter effected subject to the specific authorization of, and in accordance with any terms and conditions that shall have been made applicable thereto by, the Committee or the Board, (ii) any such transferee shall be subject to the same terms and conditions hereunder as you are and (iii) such transfer cannot be made for value.

8.	Termination of Employment:

(a)
By Death or Disability: Shares which are vested as of the date of death or disability (as such term is used in the Plan) may be purchased until the earlier of: (i) the expiration date of this option; or (ii) the second anniversary of the date of death or disability. Shares which are not vested as of the date of death or disability shall become immediately vested 100 percent, provided you are employed by the Corporation on the date of death or disability.

(b)
By Retirement: Shares which are vested as of the date of retirement at 65 or after age 55 with ten (10) years of service, including shares that become vested upon such retirement, may be purchased until the expiration date of this option. Shares which are not vested as of the date of retirement at age 65 or after age 55 with ten (10) years of service shall immediately become vested 100 percent.

(c)
For other reasons: Shares which are vested as of the date of termination of employment may be purchased until the earlier of: (i) the expiration date of this option; or (ii) the end of the one hundred eightieth (180th) day following the date of termination of employment (except in the case of termination for cause, in which case, no additional exercise period shall be permitted beyond the date of termination). Shares which are not vested as of the date of employment termination shall immediately terminate, and shall be forfeited to the Corporation.

9.	Change in Control: In the event of a Change in Control, all Shares under this option shall become immediately vested 100 percent, and shall remain exercisable for their entire term.

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by providing your digital signature on the Agreement to Participate. Please print a copy of the Agreement to Participate for your files.

Refer any questions you may have regarding your stock options or exercising stock options to the Vice President, Member Relations.

Once again, congratulations on the receipt of your stock option award.

Sincerely,

[Name, Title]
HNI Corporation

HNI Corporation 2017 Stock-Based Compensation Plan:
Stock Option Award
Agreement to Participate

By signing this Agreement, I acknowledge that I have read this Agreement and the Plan, and that I fully understand all of my rights thereunder, as well as all of the terms and conditions which may limit my eligibility to exercise this option.

Participant Name                    Date